NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA.

NUMBER

Pengram
CORPORATION

SHARES

CUSIP NO. 707062 10 5

Countersigned & Registered
PACIFIC STOCK TRANSFER COMPANY
Las Vegas, Nevada
TRANSFER AGENT AND REGISTRAR

By: ____________________

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of **PENGRAM CORPORATION** Common Stock, Par Value $0.001 Per Share transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are subject to the laws of the State of Nevada, and to the Articles of Incorporation and Bylaws of the Corporation, as now or hereafter amended. This Certificate is not valid unless countersigned by the Transfer Agent.

WITNESS the facsimile seal of the Corporation and the signature of its duly authorized officers.

Dated:


PENGRAM CORPORATION
CORPORATE
Seal
NEVADA

PRESIDENT AND SECRETARY